As filed with the Securities and Exchange Commission on November 13, 2017

Registration No. 333-193619

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-193619

UNDER
THE SECURITIES ACT OF 1933

EQT RE, LLC

(successor in interest to RICE ENERGY INC.)

(Exact name of registrant as specified in its charter)

Delaware	82-2738937
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

625 Liberty Avenue, Suite 1700
Pittsburgh, Pennsylvania 15222
(412) 553-5700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

RICE ENERGY INC. 2014 LONG TERM INCENTIVE PLAN

(Full title of the plan)

Robert J. McNally

Senior Vice President

c/o EQT Corporation

625 Liberty Avenue, Suite 1700

Pittsburgh, Pennsylvania  15222

(412) 553-5700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
		(Do not check if a smaller reporting company)	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This post-effective amendment (“Post-Effective Amendment”) is being filed to deregister ungranted and unsold shares (the “Shares”) of common stock, par value $0.01 per share (“Rice Common Stock”), of Rice Energy Inc. (“Rice”), under the Registration Statement on Form S-8 filed by Rice (File No. 333-193619) (the “Registration Statement”) with the Securities and Exchange Commission pertaining to the registration of shares of Rice Common Stock offered under the Rice Energy Inc. 2014 Long Term Incentive Plan.

On November 13, 2017, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 19, 2017 (as amended by Amendment No. 1 thereto dated as of October 26, 2017), by and among EQT Corporation (“EQT”), Eagle Merger Sub I, Inc. (“Merger Sub”) and Rice, Merger Sub merged with and into Rice (the “Merger”), with the result that Rice became an indirect, wholly owned subsidiary of EQT. As a result of the Merger, each issued and outstanding share of Rice Common Stock (other than shares of Rice Common Stock held by EQT or certain of its subsidiaries, shares held by Rice in treasury or shares with respect to which appraisal was properly demanded pursuant to Delaware law) was converted into the right to receive 0.37 of a share of common stock of EQT, no par value, and $5.30 in cash, without interest and subject to applicable withholding taxes.  Immediately after the effective time of the Merger, the surviving corporation in the Merger was merged with and into EQT RE, LLC (“EQT RE”), a wholly owned indirect subsidiary of EQT, with EQT RE surviving the second merger.

As a result of the transactions contemplated by the Merger Agreement, EQT RE as the successor in interest to Rice (the “Registrant”) has terminated all offerings of shares of Rice Common Stock pursuant to its existing registration statements, including the Registration Statement. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with undertakings made by Rice in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all shares of Rice Common Stock that had been registered for issuance but remain ungranted and unsold under the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such shares of Rice Common Stock.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on November 13, 2017.  No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

EQT RE, LLC (as successor in interest to RICE ENERGY INC.)

By:	/s/ Robert J. McNally
	Name:	Robert J. McNally
	Title:	Senior Vice President